Exhibit 5.2

AstraZeneca PLC
1 Francis Crick Avenue	New York
Cambridge Biomedical Campus	3 World Trade Center
Cambridge CB2 0AA	175 Greenwich Street
England	New York, NY 10007
T +1 (212) 277-4000
AstraZeneca Finance LLC	freshfields.us
1209 Orange Street
Wilmington, Delaware 19801	Doc ID - 12504998
United States of America	Our Ref – VFJ / MAL

March 19, 2024

Ladies and Gentlemen:

We are acting as counsel to AstraZeneca PLC, a public limited company organized under the laws of England and Wales (AstraZeneca), and AstraZeneca Finance LLC, a Delaware limited liability company (AstraZeneca Finance), in connection with AstraZeneca’s and AstraZeneca Finance’s filing with the Securities and Exchange Commission of a Registration Statement on Form F-3 (the Registration Statement) for the purpose of registering under the Securities Act of 1933, as amended (the Securities Act), (a) AstraZeneca’s debt securities (the AstraZeneca Debt Securities) issuable pursuant to the indenture dated May 28, 2021 between AstraZeneca and The Bank of New York Mellon, as trustee (the Trustee) (the AstraZeneca Indenture), (b) AstraZeneca Finance’s debt securities (the AstraZeneca Finance Debt Securities and, together with the AstraZeneca Debt Securities, the Debt Securities) issuable pursuant to the indenture dated May 28, 2021 among AstraZeneca Finance, AstraZeneca and the Trustee (the AstraZeneca Finance Indenture) and (c) the guarantee (the Guarantee) by AstraZeneca (the Guarantor) of the AstraZeneca Finance Debt Securities.

This opinion is confined to the law of the State of New York, the federal law of the United States of America and, to the extent relevant to the opinions expressed herein, the Delaware Limited Liability Company Act. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the Registration Statement;

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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(b)	the AstraZeneca Indenture, including the forms of the AstraZeneca Debt Securities contained therein; and

(c)	the AstraZeneca Finance Indenture, including the forms of the AstraZeneca Finance Debt Securities and the form of the Guarantee contained therein.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of AstraZeneca and AstraZeneca Finance and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials and officers and other representatives of AstraZeneca and AstraZeneca Finance.

In rendering the opinions set forth herein, we have assumed further that at or prior to the time of delivery of any Debt Securities, (a) the board of directors of AstraZeneca shall have duly established the terms of such AstraZeneca Debt Securities and duly authorized the issuance and sale of such AstraZeneca Debt Securities and the Guarantee, as applicable, and such authorization shall not have been modified or rescinded; (b) the board of directors of AstraZeneca Finance shall have duly established the terms of such AstraZeneca Finance Debt Securities and duly authorized the issuance and sale of such AstraZeneca Finance Debt Securities and such authorization shall not have been modified or rescinded; (c) each of AstraZeneca and AstraZeneca Finance will remain validly existing and in good standing under the law of the jurisdiction in which it has been organized and will have full power and authority to conduct its business; (d) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (e) the AstraZeneca Indenture and the AstraZeneca Debt Securities, and any supplemental indenture in connection therewith, are each valid, binding and enforceable agreements of the Trustee; (f) the AstraZeneca Finance Indenture and the AstraZeneca Finance Debt Securities, and any supplemental indenture in connection therewith, are each valid, binding and enforceable agreements of the Trustee; and (g) there shall not have occurred any change in law affecting the validity or enforceability of the Debt Securities and the Guarantee.

We have also assumed that the execution, delivery and performance by AstraZeneca and AstraZeneca Finance, as applicable, of any Debt Security whose terms are established subsequent to the date hereof (a) are within its corporate powers, (b) do not contravene, or constitute a default under, its organizational documents, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon AstraZeneca and AstraZeneca Finance, as applicable.

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To the extent that the laws of the United Kingdom may be relevant, our opinion is subject to the effect of such laws including the matters contained in the opinion of Freshfields Bruckhaus Deringer LLP. We express no views in this opinion on the validity of the matters set forth in such opinion.

Based upon and subject to the foregoing, and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	Assuming that (i) the AstraZeneca Indenture, and any supplemental indenture to be entered into in connection with the issuance of any AstraZeneca Debt Securities, have been duly authorized, executed and delivered by AstraZeneca and the Trustee, (ii) the specific terms of a particular series of AstraZeneca Debt Securities have been established in accordance with the AstraZeneca Indenture and any supplemental indenture and (iii) such AstraZeneca Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the AstraZeneca Indenture and any supplemental indenture and the applicable underwriting or other agreement against payment therefor, such AstraZeneca Debt Securities will constitute valid and legally binding obligations of AstraZeneca, enforceable against AstraZeneca in accordance with their terms and entitled to the benefits of the AstraZeneca Indenture.

2.	Assuming that (i) the AstraZeneca Finance Indenture, and any supplemental indenture to be entered into in connection with the issuance of any AstraZeneca Finance Debt Securities, have been duly authorized, executed and delivered by AstraZeneca, AstraZeneca Finance and the Trustee, (ii) the specific terms of a particular series of AstraZeneca Finance Debt Securities have been established in accordance with the AstraZeneca Finance Indenture and any supplemental indenture and (iii) such AstraZeneca Finance Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the AstraZeneca Finance Indenture and any supplemental indenture and the applicable underwriting or other agreement against payment therefor, such AstraZeneca Finance Debt Securities will constitute valid and legally binding obligations of AstraZeneca Finance, enforceable against AstraZeneca Finance in accordance with their terms and entitled to the benefits of the AstraZeneca Finance Indenture.

3.	Assuming that (i) the AstraZeneca Finance Indenture, and any supplemental indenture to be entered into in connection with the issuance of any AstraZeneca Finance Debt Securities, have been duly authorized, executed and delivered by AstraZeneca, AstraZeneca Finance and the Trustee, (ii) the specific terms of a particular series of AstraZeneca Finance Debt Securities have been established in accordance with the AstraZeneca Finance Indenture and any supplemental indenture and (iii) such AstraZeneca Finance Debt Securities and the Guarantee have been duly authorized, executed, authenticated, issued and delivered in accordance with the AstraZeneca Finance Indenture and any supplemental indenture and the applicable underwriting or other agreement against payment therefor, the Guarantee will constitute a valid and legally binding obligation of AstraZeneca, enforceable against AstraZeneca in accordance with its terms and entitled to the benefits of the AstraZeneca Finance Indenture.

Our opinions expressed above are subject to (A) (1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and (2) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of immunity, any waiver of a right to trial by jury or any provisions relating to partial unenforceability.

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In addition, the opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision of any Debt Securities, the Guarantee, the AstraZeneca Indenture or the AstraZeneca Finance Indenture:

(i)	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(ii)	specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iii)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

(B)	The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

(C)	Provisions in the Guarantee and the AstraZeneca Finance Indenture that provide that the Guarantor’s liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of AstraZeneca, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to AstraZeneca, we have assumed that consideration that is sufficient to support the agreements of AstraZeneca under applicable documents has been received by AstraZeneca.

(D)	We express no opinion as to the submission to the jurisdiction of United States federal courts insofar as it relates to the subject matter jurisdiction of any United States federal court sitting in the Borough of Manhattan, The City of New York, to adjudicate any controversy related to the AstraZeneca Indenture and the AstraZeneca Finance Indenture or any document related thereto. In connection with provisions which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. federal court may dismiss an action on the ground that such court is an improper venue or inconvenient forum.

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We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer US LLP

Freshfields Bruckhaus Deringer US LLP